Exhibit 10.7

Change in Control

Protection Agreement

This Change in Control Protection Agreement is dated [DATE], by and between ManTech International Corporation, a Delaware corporation (the “Company”), and [NAME] (the “Executive”).

PURPOSE

In order to induce the Executive to remain in the employment of the Company, particularly in the event of the threat or occurrence of a Change in Control (as hereafter defined), the Company desires to enter into this Agreement to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change in Control.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

SECTION 1. Definitions

For purposes of this Agreement, the following terms have the meanings set forth below:

“Accrued Compensation” means an amount which includes amounts earned or accrued by the Executive through and including the Termination Date but not paid to the Executive on or prior to such date, including (a) base salary, (b) vacation pay and (c) bonuses and incentive compensation.

“Base Salary Amount” means the Executive’s annual base salary at the rate in effect on the Termination Date.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the target annual cash bonus of the Executive for the fiscal year in which the Termination Date occurs. Bonus Amount includes only the annual cash bonus and does not include any restricted stock awards, options or other long-term incentive compensation that may have been awarded to the Executive.

“Cause” means the following actions and/or inactions: (a) willful or reckless failure to perform the material duties of the Executive’s position; (b) fraud, misappropriation or comparable acts of dishonesty with regard to ManTech; (c) felony conviction; (d) illegal use of drugs; (e) intentional or reckless misconduct that could subject ManTech to criminal or civil liability; (f) material breach of the terms of Executive’s employment with ManTech; or (g) inability to obtain and maintain any security clearance required for the performance of Executive’s duties other than that caused as a result of an action or inaction of ManTech.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a) The acquisition by any Person of beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act) of fifty percent (50%) or more of the outstanding voting power of the Company’s stock; provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (i) any acquisition by the Company or any of its

Subsidiaries; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (iii) acquisitions complying with the terms of paragraph (c) below.

(b) Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of the Company subsequent to the date of this Agreement and whose election, or whose nomination for election by the Company’s stockholders, to the Board was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a nominating committee comprised entirely of directors who are then Incumbent Board members, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act), other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the outstanding shares and outstanding voting securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company, as the case may be, of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities (provided, however, that for purposes of this clause (i) any shares of common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting entity); and (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of such entity resulting from the Business Combination unless such Person owned fifty percent (50%) or more of the outstanding shares or outstanding voting securities immediately prior to the Business Combination.

(d) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Full Release” means a written release, timely executed so that it is fully effective as of the date of payment pursuant to Section 3.1(b)(ii), in each case in a form satisfactory to the Company pursuant to which the Executive fully and completely releases the Company from all claims that the Executive may have against the Company (other than any claims that may or have arisen under this Agreement).

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“Good Reason” means the occurrence of any of the following events without the Executive’s prior consent: (a) a material adverse change in Executive’s authority, duties or responsibilities, (b) a material reduction in Executive’s base salary (a reduction less than 10% in amount, and that is part of a larger Company-wide cost reduction effort, shall not constitute a Good Reason); (c) the imposition of a requirement that the Executive be based at a location outside of a 50-mile radius from the current corporate headquarters and which is not closer to Executive’s then residence than the current corporate headquarters.

“Subsidiary” means any corporation with respect to which another specified corporation has the power under ordinary circumstances to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Successor” means a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law, by assignment or otherwise.

“Termination Date” means (a) in the case of the Executive’s death, the Executive’s date of death, and (b) in all other cases, the final date of Executive’s employment with the Company. Notwithstanding anything to the contrary herein, an Executive’s employment shall not be considered to have terminated unless the Executive has experienced a “separation from service,” as defined in Code Section 409A and the regulations there under.

SECTION 2. Term of Agreement

The term of this Agreement (the “Term”) will commence on [DATE], and will continue in effect for a period of one (1) year; provided however that after such one (1) year period, and on each one (1) year anniversary of such date thereafter, the Term shall automatically be extended for an additional one (1) year, unless not later than ninety (90) days prior to the end of one of the periods, either the Company or the Executive shall have given notice to the other party not to extend the Term. Notwithstanding the foregoing, and subject to Section 3.2, the Term shall be deemed to have immediately expired without any further action, and this Agreement will immediately terminate and be of no further effect if, prior to a Change in Control, the Executive’s employment is terminated for any reason. Additionally, in the event that a Change in Control occurs during the Term, then the Term shall automatically extend for a period of up to six (6) additional months, if necessary, to accommodate the six-month post-Change in Control period specified in Section 3.1 below.

SECTION 3. Termination of Employment after Change in Control

3.1 If the Executive’s employment with the Company is terminated within six (6) months following a Change in Control that occurs during the Term, the Executive will be entitled to the following compensation and benefits:

(a) If the Executive’s employment with the Company is terminated (i) by the Company for Cause, (ii) by the Executive other than for Good Reason, or (iii) by reason of the Executive’s death or disability, then the Company will pay to the Executive the Accrued Compensation.

(b) If the Executive’s employment with the Company is terminated by the Company for any reason other than as specified in Section 3.1(a), or the Executive terminates his employment for Good Reason, the Executive will be entitled to the following:

(i) the Company will pay the Executive all Accrued Compensation; and

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(ii) subject to the Executive providing the Company with a Full Release, the Company will pay the Executive as severance pay, and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment an amount in cash equal to one and one-half (1 1/2) times the sum of (A) the Base Salary Amount and (B) the Bonus Amount.

(c) The amounts provided for in Section 3.1(a) and Sections 3.1(b)(i) and (ii) will be paid in a single lump sum cash payment by the Company to the Executive within sixty (60) days after the Termination Date.

3.2 Notwithstanding anything in this Agreement to the contrary, if, within the thirty (30) days immediately preceding a Change in Control, (i) the Executive’s employment is terminated for any reason other than as specified in Section 3.1(a), the Executive shall be entitled to receive the benefits provided in Section 3.1(b), provided that the amounts provided for in Sections 3.1(b)(i) and (ii) will be paid in a single lump sum cash payment by the Company to the Executive within sixty (60) days after the Termination Date.

3.3 Except as otherwise noted herein, during the Term of this Agreement the compensation to be paid to the Executive hereunder will be in lieu of any similar severance or termination compensation (i.e., compensation based directly on the Executive’s annual salary or annual salary and bonus) to which the Executive may be entitled under any other Company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

SECTION 4. Acceleration of Options upon Change in Control

If a Change in Control occurs during the Term of this Agreement, then, all unvested stock awards then held by Executive shall accelerate and become immediately vested.

SECTION 5. Successors; Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the Company and its Successors, and the Company will require any Successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by the Executive or by the Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.

SECTION 6. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company will be directed to the attention of the President of the Company with a copy to the Office of the General Counsel of the Company. All notices and communications will be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address will be effective only upon receipt.

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SECTION 7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

SECTION 8. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflict of laws principles thereof.

SECTION 9. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

SECTION 10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to severance protection in connection with a Change in Control.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ManTech International Corporation

[Name of ManTech Signatory]
[Title]

[Name of Executive]

Executive’s Signature

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